AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 2, 1996
                                                   REGISTRATION NO. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                              STAT HEALTHCARE, INC.
             (Exact name of Registrant as specified in its charter)

           DELAWARE                                    76-0496236
 (State or other jurisdiction                (IRS Employer Identification No.)
of incorporation or organization)

                       12450 GREENSPOINT DRIVE, SUITE 1200
                              HOUSTON, TEXAS 77060
               (Address of principal executive offices) (Zip code)

                            1996 STOCK INCENTIVE PLAN
                    OPTION GRANTED TO MR. SCHNEIDER PURSUANT
                       TO A WRITTEN COMPENSATION AGREEMENT
                            (Full title of the Plan)

                                 Ned E. Chapman
                             Chief Financial Officer
                              STAT Healthcare, Inc.
            12450 Greenspoint Drive, Suite 1200, Houston, Texas 77060
          (Name and address, including zip code, of agent for service)

                                 (713) 872-6900
          (Telephone number, including area code, of agent for service)


                         CALCULATION OF REGISTRATION FEE

                                                  Proposed           Proposed
      Title of                                     Maximum           Maximum
     Securities                 Amount            Offering          Aggregate         Amount of
        to be                   to be               Price           Offering        Registration
     REGISTERED               REGISTERED          PER SHARE           PRICE              FEE
     ----------               ----------          ---------           -----              ---
Options to purchase          1,500,000(1)            N/A               N/A                N/A
Common Stock
(1996 Stock Incentive Plan)

Common Stock,                1,500,000(1)          $7.44 (2)      $11,160,000 (2)       $3,848.28
$0.01 par value
(1996 Stock Incentive Plan)

Option to Purchase             10,000(1)             N/A               N/A                N/A
Common Stock
(Option Granted Under
Written Compensation
Agreement)
                                                                                          (CONTINUED)

Common Stock,                  10,000(1)          $2.75(3)         $27,500(3)            $9.48
$0.01 par value
(Option Granted Under
Written Compensation
Agreement)
                                                                        Aggregate Filing Fee:   $3,857.76

(1) This Registration Statement shall also cover any additional shares of Common Stock which become issuable under the 1996 Stock Incentive Plan and/or A Written Compensation Agreement by reason of any stock dividend, stock split, recapitalization or any other similar transaction without receipt of consideration which results in an increase in the number of outstanding shares of Common Stock of STAT Healthcare, Inc.

(2) Calculated solely for purposes of this offering under Rule 457(h) of the Securities Act of 1933, as amended, on the basis of the average of the high and low selling prices per share of Common Stock of STAT Healthcare, Inc. on October 1, 1996, as reported by the Nasdaq National Market.

(3) Calculated on the basis of the price at which the option may be exercised.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE

    STAT Healthcare, Inc. (the "Registrant") hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the "SEC"):

    (a) The Registrant's quarterly report for the quarter ended June 30, 1996.

    (b) The Registrant's current report on Form 8-K dated June 24, 1996.

    (c) The Registrant's current report on Form 8-K dated August 9, 1996.

    (d) The Registrant's Registration Statement on Form S-1 (Reg. No. 333-11025), filed with the SEC on August 29, 1996

    (e) The Registrant's Registration Statement on Form 8-A (Reg. No. 1-14386) filed with the SEC on May 7, 1996, as amended by Amendment No. 1 thereto on Form 8-A/A, pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the "1934 Act") in which there is described the terms, rights and provisions applicable to the Registrant's outstanding Common Stock.

    All reports and definitive proxy or information statements filed pursuant to
Section 13(a), 13(c), 14 or 15(d) of the 1934 Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.


ITEM 4.  DESCRIPTION OF SECURITIES

    Not applicable.


ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

    The validity of the Common Stock offered has been passed upon for the Company by Brobeck, Phleger & Harrison LLP, Austin, Texas. A member of such firm currently owns or has the right to acquire approximately 25,000 shares of Common Stock.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Except as hereinafter set forth, there is no charter provision, bylaw, contract, arrangement or statute under which any director or officer of Registrant is insured or indemnified in any manner against any liability which he may incur in his capacity as such.

    Article IX of Registrant's Charter provides that "a director of the corporation shall, to the full extent not prohibited by the Delaware General Corporation Law, as the same exists or may hereafter be amended, not be liable to the corporation or its stockholders for monetary damages for breach of his or her fiduciary duty as a director."

    Article X of Registrant's Charter further provides that "a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law as so amended."

    Article XI of Registrant's Bylaws provides that "the corporation shall indemnify its Directors and executive officers to the fullest extent not prohibited by the Delaware General Corporation Law; PROVIDED, HOWEVER, that the corporation may limit the extent of such indemnification by individual contracts with its Directors and executive officers; and, PROVIDED, further, that the corporation shall not be required to indemnify any Director or executive officer in connection with any proceeding (or part thereof) initiated by such person or any proceeding by such person against the corporation or its Directors, officers, employees or other agents unless (i) such indemnification is expressly required to be made by law, (ii) the proceeding was authorized by the Board of Directors of the corporation or (iii) such indemnification is provided by the corporation, in its sole discretion, pursuant to the powers vested in the corporation under the Delaware General Corporation Law."

    Article 145 of the Delaware General Corporation Law provides that each corporation has the following powers and authority regarding indemnification of officers and directors:

    (a) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon plea of no contender or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

    (b) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

    (c) To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

    (d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made
    (1) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) if such a quorum is not obtainable, or, event if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by the stockholders.

    (e) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys' fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

    (f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

    (g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this section.

    (h) For purposes of this section, references to the "corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officer and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

    (i) For purposes of this section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be h the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

    (j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person. (Last amended by Ch. 376, L. '90, eff. 7-1-90.)

    The Registrant has entered into indemnification agreements with each of its directors and executive officers that provide for indemnification and expense advancement to the fullest extent permitted under the Delaware General Corporation Law.

    The Registrant maintains $1.0 million of officers' and directors' liability insurance.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED

    Not applicable.

ITEM 8.    EXHIBITS

EXHIBIT NO.       EXHIBIT
    4             Instruments Defining Rights of Stockholders.  Reference is made to Registrant's Registration Statement on Form
                  8-A (Reg. No. 1-14386), as amended, which is incorporated herein by reference pursuant to Item 3(c).
    5             Opinion of Brobeck, Phleger & Harrison LLP.
    23.1          Consent of KPMG Peat Marwick LLP, independent auditors.
    23.2          Consent of Long, Chilton, Payte & Hardin, L.L.P.,  independent auditors.
    23.3          Consent of Brobeck, Phleger & Harrison LLP is contained in Exhibit 5.
    24            Power of Attorney.  Reference is made to page II-6 of this Registration Statement.
    99.1          1996 Stock Incentive Plan.
    99.2          Form of Notice of Grant of Stock Option.
    99.3          Form of Stock Option Agreement.
    99.4          Form of Addendum to Stock Option Agreement (Involuntary Termination Following Change in Control).
    99.5          Form of Addendum to Stock Option Agreement (Limited Stock Appreciation Right).
    99.6          Form of Addendum to Stock Option Agreement (Special Tax Elections).
    99.7          Form of Notice of Grant of Automatic Stock Option (Initial Grant).
    99.8          Form of Notice of Grant of Automatic Stock Option (Annual Grant).
    99.9          Form of Automatic Stock Option Agreement.
    99.10         Form of Stock Issuance Agreement.
    99.11         Form of Addendum to Stock Issuance Agreement (Involuntary Termination Following Change in Control).
    99.12         Form of Addendum to Stock Issuance Agreement (Special Tax Elections).
    99.13         Written Compensation Agreement between Registrant and Russell D. Schneider, dated as of September 18, 1996.
    99.14         Stock Option Agreement between Registrant and Russell D. Schneider, dated as of June 29, 1995.

Item 9.  UNDERTAKINGS

    A. The undersigned Registrant hereby undertakes: (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "1933 Act"), (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement, and (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; PROVIDED, however, that clauses
(1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the 1934 Act that are incorporated by reference into this Registration Statement; (2) that for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and
(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold upon the termination of the Registrant's 1995 Stock Option Plan.

    B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act that is incorporated by reference into this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    C. Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers or controlling persons of the Registrant pursuant to the indemnity provisions summarized in Item 6 or otherwise, the Registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas on September 30, 1996.


                                     STAT HEALTHCARE, INC.


                                     By: /s/ RUSSELL D. SCHNEIDER
                                         Russell D. Schneider,
                                         Chairman of the Board and Chief
                                         Executive Officer

                                POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS:

         That the undersigned officers and directors of STAT Healthcare, Inc., a Delaware corporation, do hereby constitute and appoint William H. Rice, M.D. and Ned E. Chapman the lawful attorneys-in-fact and agents, with full power and authority to do any and all acts and things and to execute any and all instruments which said attorneys and agents determine may be necessary or advisable or required to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules or regulation or requirements of the Securities and Exchange Commission in connection with this Registration Statement. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement, to any and all amendments, both pre-effective and post-effective, and supplements to this Registration Statement and to any and all instruments or documents filed as part of or in conjunction with this Registration Statement or amendments or supplements thereof, and each of the undersigned hereby ratifies and confirms all that said attorneys and agents shall do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

         IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date indicated.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


SIGNATURES                          TITLE                                              DATE
/s/ RUSSELL D. SCHNEIDER     Chairman of the Board and Chief Executive      September 30  , 1996
    Russell D. Schneider     Officer (Principal executive officer)

                                      II-6

SIGNATURES                          TITLE                                              DATE

/s/ WILLIAM H. RICE          Vice Chairman of the Board                       September 30, 1996
William H. Rice, M.D.

/s/ VICTOR M. MIRANDA        President -- Emergency Physicians and Director   September 30, 1996
Victor M. Miranda, M.D.

/s/ RUBEN A. PEREZ           President -- Healthcare Management, Treasurer    September 30 , 1996
Ruben A. Perez               and Director


/s/ NED E. CHAPMAN           Chief Financial Officer (Principal financial     September 30 , 1996
Ned E. Chapman               and accounting officer)


/s/ ANN N. JAMES             Director                                         September 30 , 1996
Ann N. James, Ph.D.

/s/ DAVID C. COLBY           Director                                         September 30 , 1996
David C. Colby

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    EXHIBITS

                                       TO

                                    FORM S-8

                                      UNDER

                             SECURITIES ACT OF 1933

                              STAT HEALTHCARE, INC.

                                  EXHIBIT INDEX

        Exhibit
          NO.         EXHIBIT
        4             Instruments Defining Rights of Stockholders.  Reference is made to Registrant's
                      Registration Statement on Form 8-A (Reg. No. 1-14386), as amended, which is incorporated herein by reference pursuant to Item 3(c).
        5             Opinion of Brobeck, Phleger & Harrison LLP.
        23.1          Consent of KPMG Peat Marwick LLP, independent auditors.
        23.2          Consent of Long, Chilton, Payte & Hardin, L.L.P.,  independent auditors.
        23.3          Consent of Brobeck, Phleger & Harrison LLP is contained in Exhibit 5.
        24            Power of Attorney.  Reference is made to page II-6 of this Registration Statement.
        99.1          1996 Stock Incentive Plan.
        99.2          Form of Notice of Grant of Stock Option.
        99.3          Form of Stock Option Agreement.
        99.4          Form of Addendum to Stock Option Agreement (Involuntary Termination Following
                      Change in Control).
        99.5          Form of Addendum to Stock Option Agreement (Limited Stock Appreciation Right).
        99.6          Form of Addendum to Stock Option Agreement (Special Tax Elections).
        99.7          Form of Notice of Grant of Automatic Stock Option (Initial Grant).
        99.8          Form of Notice of Grant of Automatic Stock Option (Annual Grant).
        99.9          Form of Automatic Stock Option Agreement.
        99.10         Form of Stock Issuance Agreement.
        99.11         Form of Addendum to Stock Issuance Agreement (Involuntary Termination Following
                      Change in Control).
        99.12         Form of Addendum to Stock Issuance Agreement (Special Tax Elections).
        99.13         Written Compensation Agreement between Registrant and Russell D. Schneider, dated as of September 18, 1996.
        99.14         Stock Option Agreement between Registrant and Russell D. Schneider, dated as of June
                      29, 1995.